Exhibit 99.2
Press Release Dated March 3, 2011

CONTACT:
Two Rivers Water Company                                                 Wolfe Axelrod Weinberger Associates, LLC
Gary Barber                                                                           Stephen D. Axelrod, CFA / Adam Lowensteiner
(303) 222-1000                                                                           (212) 370-4500, (212) 370-4505 fax
gbarber@2riverswater.com                                                     steve@wolfeaxelrod.com / adam@wolfeaxelrod.com

TWO RIVERS WATER COMPANY RETAINS WOLFE AXELROD WEINBERGER ASSOCIATES LLC
AS ITS INVESTOR RELATIONS AGENCY

DENVER, March 3, 2011 -- Two Rivers Water Company ("Two Rivers") (OTCPK:TURV -News) a company focused on acquiring and developing water and irrigated farming resources in Colorado, announced today that it has retained Wolfe Axelrod Weinberger Associates LLC ("WAW") as its investor relations agency effective immediately.

John McKowen, Chairman and CEO of Two Rivers, said, "We've retained Wolfe Axelrod Weinberger Associates in communicating our unique opportunity to the financial community and to improve investor awareness. We believe an active investor relations program with WAW will broaden our investor exposure, provide us with seasoned experience in this area and assist us in increasing shareholder value."

Mr. Stephen Axelrod, CFA, Managing Member of Wolfe Axelrod Weinberger Associates, LLC said, "We are pleased to be representing Two Rivers; a unique Company that is focused on acquiring and developing water and irrigated farming operations in Colorado. World demand for grain crops is increasing as developing countries bid for larger portions of world supply. Two Rivers’ business model, unlike most other water companies, actively manages its water assets by farming.  In today’s grain market, a significant amount of revenue and profits can be garnered from aggregating irrigated farmland and capturing economies of scale. Two Rivers offers investors an interesting value opportunity, with potential growth prospects as they are continually seeking additional strategic irrigated farming and water assets to add to their portfolio." Mr. Axelrod will have direct responsibility for the account.

About Two Rivers Water Company

Two Rivers is in the business of acquiring and developing water, farming in southern Colorado.

About Wolfe Axelrod Weinberger Associates:

Wolfe Axelrod Weinberger Associates brings to its clients thirty years of successful investor relations experience and an extensive network of contacts. Wolfe Axelrod Weinberger Associates looks forward to working closely with Two Rivers Water Company to accomplish its long-term objective of increasing shareholder value. Stephen Axelrod will oversee this effort directly for the Company.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

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